EXHIBIT (i)(2)

SEWARD & KISSEL LLP
1200 G Street, N.W.
Washington, DC 20005

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

April 27, 2010

JETSSM Exchange-Traded Trust
Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland,  Maine 04101

Ladies and Gentlemen:

We have acted as counsel for JETSSM Exchange-Traded Trust, a Delaware statutory trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite amount of shares of JETSSM Dow Jones Islamic Market International Index Fund (the “Shares”). The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Trust, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on April 27, 2010 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i)(2).  We have examined the Agreement and Declaration of Trust (the “Declaration”) and have relied upon such records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the Fund authorized to be issued by the Trust in the Declaration, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Delaware.

JETSSM Exchange-Traded Trust
April 27, 2010

We do not express an opinion with respect to any laws other than laws of Delaware applicable to the due authorization, valid issuance and non-assessability of shares of common stock of trust formed pursuant to the provisions of the Delaware Statutory Trust Law.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction.  Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “General Information-Counsel” in the Part B thereof.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Seward & Kissel LLP